Exhibit 99.2

FINAL:  For Release

NEW YORK & COMPANY, INC. PROMOTES CHRISTINE MUNNELLY TO

EXECUTIVE VICE PRESIDENT, MERCHANDISING

New York, New York — May 17, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 541 retail stores, today announced that Christine Munnelly has been promoted to the position of Executive Vice President, Merchandising.  Ms. Munnelly was previously Senior Vice President, Merchandising overseeing the Company’s Casual business. She will continue to report to Greg Scott, Chief Executive Officer.

“We are very excited that we have promoted Chris to Executive Vice President of Merchandising,” stated Greg Scott, New York & Company’s CEO. “With over 25 years of retail experience, Chris has established a proven track record of success with such retailers as Aeropostale and Macy’s East.  Her experience and wealth of industry knowledge combined with her commitment to our customer strongly align with our business objectives.  I look forward to continuing to work closely with her as we move forward.”

Prior to being named Senior Vice President of Merchandising, Casual, Ms. Munelly was Vice President, Merchandising Manager at Aeropostale from August 2008 to September 2011 where she was responsible for managing all aspects of women’s apparel, from concept and line planning to floor execution.  Before joining Aeropostale, Ms. Munelly held several senior level positions at New York & Company including Executive Vice President, General Merchandise Manager of JasmineSola; Vice President, General Merchandise Manager, Accessories, Jewelry; and Vice President, Merchandise Manager, Accessories, Jewelry, Outerwear, Dresses and Intimate Apparel.

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 541 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor Contact:

ICR, Inc.

203-682-8225

Allison Malkin